Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
TransMontaigne Inc.:

We consent to the incorporation by reference herein of our report dated September 23, 2003, except as to Notes 1(c) and 1(j) of the Notes to consolidated financial statements which are as of February 16, 2004, relating to the consolidated balance sheets of TransMontaigne Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, preferred stock and common stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2003 and the related financial statement schedule, which report appears in the June 30, 2003 Annual Report on Form 10-K/A of TransMontaigne Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for inventories—discretionary volumes and a restatement of the consolidated statement of operations in 2003.

Denver, Colorado
February 27, 2004